UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/08/2010

Aurelio Resource Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50931

Nevada	33-1086828
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

12345 W. Alameda Parkway
Lakewood, CO 80228
(Address of principal executive offices, including zip code)

303-795-3030
(Registrant’s telephone number, including area code)

5554 S. Prince St.
Suite 200
Littleton, CO 80120
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

Aurelio Resource Corporation and Telifonda (Cayman) Ltd. ("Telifonda") have agreed to a settlement concerning Telifonda's multiple defaults in regards to Telifonda's February 2009 acquisition of Bolsa Resources, Inc. ("Bolsa") and the 100%-owned Hill Cu-Au-Ag project (the "Project"), located in Cochise County, Arizona.

Telifonda Corporation was unable to meet two significant cash obligations to Aurelio of more than

U.S. $1.7 million. U.S. $245,792 (plus accrued interest) was due to Aurelio on or before October 31, 2009 and U.S. $1.45 million non recourse loan payment due on or before December 31, 2009 for AIEX Corporation, a subsidiary of Aurelio and its project Gavilanes Minera.

In December 2009, the Company was advised that ownership of Telifonda and Bolsa (including the Hill project) was being acquired by Mining & Minerals Opportunity, Ltd. (the "MMO"), a private mineral acquisition and development company incorporated in Delaware that the Company understands has many shareholders in common.

The Settlement

The Company does not have the financial resources to pursue legal actions against Telifonda et. al. concerning the multiple defaults on the 2008 and 2009 agreements.

Reluctantly, the Company's Board of Directors have voted to accept an equity settlement consisting of 450,000 Preferred Series A shares of MMO, plus 1,000,000 warrants with an exercise price of US$6/share (expiry date of December 31, 2015).

The Company has been advised that MMO aims to complete an IPO on the Toronto Stock Exchange sometime during 2011.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective June 7, 2010 Stephen B. Doppler resigned as President, CEO and Director of the Company.

Item 9.01.    Financial Statements and Exhibits

99.1                News Release #10-01 dated June 24, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aurelio Resource Corporation

Date: July 08, 2010	By:	/s/ Fredrik Warnaars
Fredrik Warnaars
Chairman

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	News Release #10-01 dated June 24, 2010